EXHIBIT 23.5

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                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statement on Form S-8 dated January 15, 1997, pertaining to the Cali Realty Corporation Restricted Stock Award Plan for Senior Executives and Officers and the Cali Realty Corporation Stock Purchase Program for Senior Executives and Officers of our report dated October 16, 1996, with respect to the combined statement of revenue and certain expenses of the International Court at Airport Business Center included in the Current Report on Form 8-K of Cali Realty Corporation dated October 29, 1996, filed with the Securities and Exchange Commission.



                                                  /s/ Ernst & Young LLP
                                                  ---------------------
                                                      Ernst & Young LLP

Philadelphia, Pennsylvania
January 8, 1997